Consulting Agreement

This Consulting Agreement (the "**Agreement**") is made effective December 3, 2014 between BioCorRx Inc., a Nevada Corporation (the "**Company**"), whose principal place of business is 601 N. Parkcenter Drive, Suite 103, Santa Ana, CA 92705 and EROI, LLC (the "**Consultant**") located at 280 So. Beverly Dr., Suite 409, Beverly Hills, CA. 90212.

Whereas, Company has the exclusive rights worldwide, excluding Australia and New Zealand, to distribute a FDA approved drug, Naltrexone in implant therapy (the "**Implant")** as it relates to alcohol and narcotics addiction treatment, including its attendant psychotherapy components in an integrated program, which form the Start Fresh program for the treatment of addiction (the "**Start Fresh Program**").

Whereas, Company seeks to acquire at least a majority interest in a medical management company (the "**Management Company**") which the Company has targeted for the purpose of achieving and sustaining maximum potential and improving margins within three to five years.

Whereas, Consultant has been assisting Company with its efforts to acquire the Management Company and developing plans for such Management Company after its acquisition.

Whereas, Company desires to compensate Consultant for the services provided to date and after the execution of this Agreement, all as further set forth herein.

1. **Duties.** Consultant shall provide the following services to Company:

(a) In furtherance of promotion of the Company and its interests, Consultant shall lend the names and biographies of its principals in order to participate in mutually agreeable factually accurate presentations and promotional opportunities selected by Company following execution of Agreement. Approval by Consultant shall not be unreasonably withheld.

(b) Consultant has and will continue to provide Company with strategic assistance for the acquisition and operation of the Management Company so that it can quickly achieve and sustain its full potential and margin improvements within three (3) to five (5) years. Such assistance consists of the development of presentation materials and forecasting.

(c) Upon conclusion of a transaction by Company in which a medical management company is acquired, Consultant shall be deemed to have achieved Milestone One.

(d) After Consultant has achieved Milestone One, and for so long as Consultant is not terminated for Cause, as defined in Section 7(a), Company shall cause Consultant to act as the Chief Executive Officer of the Management Company, with all attendant authority and discretion. The function of the Management Company is to provide support and logistical assistance to qualified medical practices administering the Start Fresh Program ("**Start**

Fresh Recovery Centers") for their customers. Consultant shall manage the Management Company so that it expands the number of Start Fresh Recovery Centers throughout the U.S., expands the number of Start Fresh Programs, as defined in the recitals, and Consultant will manage and administer all non-medical aspects of the Start Fresh Recovery Centers.

(e) Milestone Two shall be achieved when, subsequent to Milestone One, and within the first twenty four (24) months thereafter, a total of sixty (60) non pro-bono Start Fresh Programs have been realized within one calendar month collectively at the Start Fresh Recovery Centers. For purposes of calculating monthly totals for Milestones a Start Fresh Program shall be deemed realized only after the medical procedure has been performed and the patient has had the implant inserted.

(f) Milestone Three shall be achieved when, subsequent to Milestone Two in a separate month within the first twenty four (24) months thereafter, a total of one hundred and twenty (120) (additional to the Milestone Two achievement) Start Fresh Programs have been realized within one calendar month collectively at the Start Fresh Recovery Centers.

2. **Independent Contractor**. The Consultant shall not be required to provide its services at any specified hours or days except to the extent mandated by the requirements of the specific project. The Consultant confirms to the Company that the Consultant has no contractual commitments or other legal obligations that would prohibit or interfere with the Consultant performing its duties for the Company. Consultant further confirms that Consultant has all rights and access to employ any procedures, processes, protocols or other logistical mechanisms already known to Consultant. The Consultant will report to the Board of Directors through one person who has been designated by the Board of Directors to communicate with Consultant. The Consultant shall neither have nor exercise any authority, right or power whatsoever to enter into any contract or agreement of any nature whatsoever, or to pay or incur any cost or expense whatsoever, for or on behalf of the Company, without the express prior written consent from the Board of Directors, which may be withheld at its sole and absolute discretion. The foregoing does not restrict operations as CEO for the Management Company under Section 1(c). The Consultant shall not have any claim against the Company for any compensation or remuneration except as otherwise provided in this Agreement.

3. **Compensation**. As compensation for Consultant's services rendered under this Agreement, the Company shall pay to Consultant, the following:

(a) Compensation for Services Under 1(a) As compensation for the undertaking of this Agreement and being willing and available to participate in promotional opportunities selected by Company for a period of no less than 30 (thirty) days following execution of Agreement, upon execution of this Agreement, Company shall deliver to Consultant Three Million (3,000,000) shares of BioCorRx Inc. Common Stock, par value $0.001. For Purposes of this sub-section, the date upon which this Agreement is executed by the last Party to do so shall be the date on which such shares are due and payable to Consultant.

(b) Compensation for Services Under Section 1(c): As compensation for the services rendered by Consultant under Section 1 (c) of this Agreement, i.e. upon the occurrence of Milestone One, Consultant shall be issued Three Million (3,000,000) Shares of BioCorRx Inc.

Common Stock, par value $0.001 and a five percent (5%) Ownership Interest in the Management Company. For purposes of this sub-Section (b), the date upon which a definitive agreement for acquisition is executed between Company and Management Company and all conditions of the transaction have been met for Milestone One, shall be the date upon which this consideration is due.

(c) Compensation for Services Under Section 1(d): As compensation for the services rendered by Consultant under Section 1 (d) of this Agreement, Consultant shall be paid Thirty Thousand Dollars ($30,000) per month solely by the Management Company, payable on the 1st of each calendar month, beginning with the first month after the date of acquisition of Management Company, for so long as Consultant shall provide the services. Terms of the agreement between Consultant and Management Company in addition to those set forth in this Agreement shall be reflected in a separate agreement to be completed between them at such time, as Company acquires Management Company. In the event Management Company is unable to pay Consultant, Consultant agrees and acknowledges that Company is in no way responsible for any unpaid monies to Consultant and Consultant shall not seek remuneration from Company for Management Company's failure to pay Consultant and expressly waives any claims against Company for Management Company's failure to pay.

(d) Compensation for Services Under Section 1(e): As compensation for the services rendered by Consultant under Section 1 (e) of this Agreement, upon the occurrence of Milestone Two, Consultant shall be issued Three Million (3,000,000) Shares of BioCorRx Inc. Common Stock, par value $0.001 and a five percent (5%) Ownership Interest in the Management Company. For purposes of this sub-Section (d), the date upon which Milestone Two is achieved shall be the date upon which this consideration is due.

(e) Compensation for Services Under Section 1(f): As compensation for the services rendered by Consultant under Section 1 (f) of this Agreement, upon the occurrence of Milestone Three, Consultant shall be issued an additional five percent (5%) Ownership Interest in the Management Company. For purposes of this sub-Section (e), the date upon which Milestone Three is achieved shall be the date upon which this consideration is due.

(f) Aggregate Compensation: For purposes of clarification in the event that Consultant should perform all tasks and meet each and every Milestone called for in Agreement Consultant would receive a total of Nine Million Shares (9,000,000) of BioCorRx Inc. Common Stock, par value $0.001 and fifteen percent (15.0%) ownership interest in the Management Company ("**Ownership Interest**"). The Ownership Interest shall be in the form of a transfer of Company's ownership in the Management Company, with the same terms as attached to Company's ownership, including any protection against dilution or such other terms as are applicable to Company's ownership.

(g) Expenses. Any and all Company approved expenses incurred will be reimbursed within 14 days from submission of invoices with receipts therefor.

To the extent Consultant is prevented from achieving any of the Milestones based on circumstances of force majeure, which interfere with their achievement, then the timelines for the achievement therefor shall be extended for the duration of such events of force majeure. Events of force majeure shall include, but are not limited to, causes beyond the Consultant's reasonable

control, including but not limited to, acts of God, fire, flood, hurricane, national emergency, terrorism, insurrection, riot, acts of war, quarantine restrictions, embargoes, strikes, acts of government (including, but not limited to, any law, rule, order, regulation, or direction of the United States Government or of any other government, or of any department, agency, commission, bureau, court, or instrumentality thereof, or of any civil or military authority).

4. **Confidentiality**. Confidential Information means (i) all proprietary or confidential information provided by one party to the other party which is: (a) designated in writing as such; or (b) that by nature of the circumstances surrounding the disclosures in good faith ought to be treated as proprietary or confidential, including, but not limited to, with respect to the Start Fresh Program, or any trade secret.

Each party shall use the Confidential Information only for the purposes as set forth in this Agreement and shall disclose the Confidential Information only as specifically authorized herein. Neither party shall remove any confidentiality, copyright, or similar notices or legends from Confidential Information and both parties shall implement such safeguards and controls as may be necessary or appropriate to protect against unauthorized uses or disclosures of the Confidential Information.

Neither party shall disclose Confidential Information except (i) to its employees or any third party having a legitimate business purpose and having a need to know such Confidential Information and (ii) in accordance with judicial or other governmental order, provided the receiving party gives reasonable notice to the other party prior to such disclosure and shall comply with any protective order or equivalent. Each party acknowledges and accepts that any breach of this obligation would likely result in actual harm and damage to the other party.

If any employee, officer, director, consultant, or agent of a party violates the provisions of this Section 4, or if any third party obtains any Confidential Information through a disclosing party without the other party's authorization, then the disclosing party shall take, at its own expense, all actions that may be required to remedy such violation, or recover such Confidential Information and to prevent such employee, officer, director, agent, consultant, or third party from using or disseminating such Confidential Information, including, but not limited to, legal actions for seizure and injunctive relief, if then available under local law. If the disclosing party fails to take such actions in a timely and adequate manner, the non-disclosing party or its designee may take such actions in its own name or in disclosing party's name and at the disclosing party's expense.

5. **Outside Activities**. While the Consultant renders services to the Company, the Consultant shall not engage in any other employment, consulting or other business activity that would be directly competitive with the Company in the provision of addiction programs. While the Consultant renders services to the Company, neither Consultant nor its principals shall assist any person or entity in actively competing with the Company in relation to its addiction treatment program or in preparing to compete with the Company or hiring any employees or consultants of the Company. If Company has acquired Management Company and Consultant has provided services as set forth in Section 1(d) for a minimum of two (2) years from the date of such acquisition, then for a period of two (2) years after termination of Consultant services, neither Consultant nor its principals shall assist any person or entity in actively competing with the Company in relation to its addiction treatment program or in preparing to compete with the Company or hiring any employees or consultants of the Company. In addition, for a period of two (2) years after the termination of the Consultant's services, the Consultant shall not solicit either directly or indirectly, any employee of the Company to leave the Company for other employment or assist

any person or entity in doing the same, and the Consultant will not solicit any customer or supplier of the Company.

6. **Withholding Taxes**. The Company will not withhold any monies for any state, local or federal taxing authorities from compensation earned by Consultant pursuant to this Agreement. Company shall prepare and file a Form 1099 with the Internal Revenue Service ("IRS") reporting the compensation paid to the Consultant.

7. **Definitions**. For purposes of this Agreement, the following terms shall have the following meanings:

(a) "Cause" shall mean a good faith finding by the Company's Board of Directors, after giving Consultant an opportunity to be heard, of: (i) dishonest, gross negligence or willful misconduct by the Consultant in connection with Consultant duties, (ii) continued failure by the Consultant to make a reasonable effort to perform duties or responsibilities as reasonably requested by the Company's Board of Directors, after written notice and an opportunity to cure for not more than ten (10) days, (iii) misappropriation by the Consultant's principals, or one or more of such principals, for their personal use of the assets or business opportunities of the Company or its affiliates, (iv) embezzlement or other financial fraud committed by the Consultant, (v) the Consultant knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), (vi) the indictment for, conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude by any principal of Consultant; (vii) the non-achievement of Milestone Two within twenty-four (24) months after Milestone One; or (viii) the non-achievement of Milestone Three within twenty-four (24) months after Milestone One.

8. **Arbitration of Disputes**. Any claims, disputes or controversies arising between the parties hereto with respect to the preparation, construction, terms or interpretation of this Agreement or any breach hereof, or the rights and obligations of any party hereto, shall be submitted to mandatory, binding arbitration, before a single arbiter, upon written demand of either party in accordance with the arbitration rules of JAMS in Los Angeles, California. Should one party be deemed to be the prevailing party by the Arbitrator the prevailing party shall be entitled to recover all reasonable fees and costs incurred related to Arbitration from the non-prevailing party. Each party shall pay any and all expenses incurred by them in connection with any arbitration under this Agreement. Nothing in this Section 8 shall preclude either party from petitioning a court for emergency equitable relief if such party has a good faith belief that such relief is necessary and warranted. The parties further agree that the arbiter shall administer and conduct any arbitration in accordance with California law and that the arbiter shall apply substantive and procedural California law to any dispute without reference to rules of conflict of law. EACH PARTY HERETO WAIVES THE RIGHT TO A JURY TRIAL.

9. **Fees and Expenses**. Each party hereto will be responsible for its own fees and expenses in negotiating and preparing this Agreement.

10. **Indemnification**. Consultant hereby acknowledges that in the course and scope of providing the intended services to Company that Consultant and its agents, employees, associates, owners and/or directors may become aware of certain information which might be considered "inside

information" as defined in 17 CFR 240.10B5-1 and 17 CFR 2540.10B5-2. Consultant shall make itself aware of and adhere to all laws and statutes related to or concerning transactions regarding publicly traded companies and shall indemnify Company against any and all third party claims that arise as a result of intentional or grossly negligent actions undertaken by Consultant or resulting from unintended dissemination of "insider information" to any party which acts upon receipt of "insider information." Consultant shall also indemnify Company against any and all claims that may be brought by third parties alleging improper action taken by Consultant including, but not limited to, employing procedures, processes and/or protocols determined to be intellectual property of another party without permission or authority to do so.

Company shall indemnify and hold harmless Consultant, its members, employees, agents, successors and from and against any third party claims, demands, actions, causes of action, suits, proceedings, judgments, losses, liabilities, damages, injuries, costs and expenses (including, without limitation, reasonable attorneys' fees, expenses and disbursements and court costs) arising out of or resulting from any (i) act or omission, not otherwise waived herein, of Company or Management Company, or their respective owners, directors, members, managers, officers, employees, agents, successors and assigns with respect to this Agreement; (ii) misrepresentation, breach of warranty or other breach of any obligation or covenant made by Company or its owners, directors, members, managers, officers, employees, agents, successors and assigns with respect to this Agreement; or (iii) product defect or liability claims concerning the Start Fresh Program.

11. **Governing Law**. This Agreement and the parties' relationship in connection herewith, together with any related claims of any type or nature whatsoever, shall be governed by and construed in accordance with the laws of the State of California, applicable to agreements to be wholly performed therein.

12. **Miscellaneous**.

a) This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and other legal representatives. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Neither party may sell, assign or delegate any rights or obligations under this Agreement unless provided for herein.

b) The failure of either party to this Agreement to object to or take affirmative action with respect to any conduct of the other which is in violation of the terms of this Agreement shall not be construed as a waiver of the violation or breach, or of any future violation, breach or wrongful conduct, whether or not similar.

c) Any waiver by either party of a breach of any provision of this Agreement by the other party shall not be construed as a continuing waiver, or as a waiver of any other breach of another provision of this Agreement. No provision of this Agreement shall be deemed to have been waived by the nondefaulting party unless the nondefaulting party specifically waives such provision by a signed writing.

d) The headings set forth in this Agreement are included for reference only and shall not be deemed a part of or used in interpreting this Agreement.

BJZ

e) This Agreement is the product of negotiations between the parties hereto and their respective counsel. No provision or section of this Agreement shall be read, construed or interpreted for or against either party by reason of ambiguity of language, rule of construction against the draftsman, or similar doctrine.

f) If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

g) Any notices to be given hereunder by either party to the other must be in writing and may be effected by personal delivery; by certified or registered mail, postage prepaid with return receipt requested; or by postage prepaid nationally recognized overnight delivery service, to the following addresses and shall be deemed effectively given when so delivered by hand, or if mailed, upon receipt (or refusal of receipt):

If to BioCorRx:	BioCorRx Inc. 601 N. Parkcenter Drive Suite 103 Santa Ana, CA 92705 Attn: Brady Granier
With copy to:	Fowler Good, LLP 15003 Ventura Blvd., 9th Floor Sherman Oaks, CA 91403 Attn: F.W. Ferguson, Esq.
If to EROI, LLC:	280 So. Beverly Dr. Suite 409 Beverly Hills, CA. 90212 Attn: Joseph Volpe
With copy to:	Arent Fox LLP 555 West Fifth Street, 48th Floor Los Angeles, CA 90013 Attn: Maidie E. Oliveau, Esq.

h) Notwithstanding any other provision of this Agreement to the contrary, neither party shall be liable for any consequential, incidental or indirect damages (including, but not limited to, lost profits, lost revenues or loss of business opportunity, whether or not such party was aware or should have been aware of possibility of those damages) or punitive, special, exemplary or other damages that are not direct damages.

i) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or changed without a writing signed by the party to be charged.

j) This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Original signatures to this Agreement (and copies thereof) transmitted by facsimile or electronic mail shall have the same force and effect as originals.

BIOCORRX INC., INC.

By_______________________
Name: Brady Granier
Title: COO & Interim CEO
Date: 12/8/2014

EROI, LLC

By_______________________
Name: Joseph Volpe
Title: Managing Member
Date: December 8, 2014